As filed with the Securities and Exchange Commission on December 9, 2003

Registration No. 333-104530

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

K2 INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	95-2077125
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2051 Palomar Airport Road

Carlsbad, California 92009

(760) 494-1000

(Address, including Zip Code, and Telephone Number,

including Area Code, of Registrant’s Principal Executive Offices)

Monte H. Baier

Vice President and General Counsel

2051 Palomar Airport Road

Carlsbad, California 92009

(760) 494-1000

(Address, including Zip Code, and Telephone Number,

including Area Code, of Agent for Service)

Copies to:

Bradford P. Weirick

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

(213) 229-7000

Approximate Date of Commencement of Proposed Sale to the Public: From time to time upon conversion of the amended and restated 7.25% convertible subordinated debentures due March 3, 2010 and/or exercise of the amended and restated warrant.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)(3)	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(7)

Common Stock, par value $1.00 per share, issuable upon conversion of the amended and restated 7.25% convertible subordinated debentures due March 3, 2010	2,516,780 shares(4)	N/A	$25,000,000(5)	$2,022.50

Common Stock, par value $1.00 per share, issuable upon exercise of the amended and restated warrant	629,195 shares	N/A	$6,250,001.68(6)	$590.03

Total	3,145,975 shares	N/A	$31,250,001.68	$2,612.53

(1)	Also includes associated preferred share rights to purchase shares of the Registrant’s common stock pursuant to the Registrant’s shareholder rights plan, which rights are not currently separable from the shares of common stock and are not currently exercisable.
(2)	The number of shares being registered is based on certain provisions of the securities purchase agreement entered into December 10, 2002 and the related registration rights agreement requiring the Registrant to register at least a number of shares equal to 120% of the maximum number of shares of the Registrant’s common stock, par value $1.00, issuable upon complete conversion of the amended and restated 7.25% convertible subordinated debentures due March 3, 2010 and full exercise of the amended and restated warrant.
(3)	Pursuant to Rule 416(a), this registration statement also covers such indeterminate number of additional shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions, however, this registration statement does not cover any additional shares of common stock as may become issuable by reason of a change in the conversion price of the amended and restated 7.25% convertible subordinated debentures due March 3, 2010 or changes in the exercise price of the amended and restated warrant.
(4)	Assuming full conversion of the amended and restated 7.25% convertible subordinated debentures due March 3, 2010 and based on a conversion price of $11.92.
(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933 assuming complete conversion of the amended and restated 7.25% convertible subordinated debentures due March 3, 2010 and based on a conversion price of $11.92.
(6)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933 assuming full exercise of the amended and restated warrant and based on an exercise price of $11.92.
(7)	A fee of $2,612.53 was previously paid with the original filing of this Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

K2 INC.

3,145,975 Shares of Common Stock

The K2 common stock offered from time to time by this prospectus is issuable to the selling security holders at various times upon conversion of K2’s amended and restated 7.25% convertible subordinated debentures due March 3, 2010 and/or exercise of an amended and restated stock purchase warrant dated June 4, 2003 to purchase shares of K2 common stock. The debentures and stock purchase warrant convertible or exercisable for the common stock being offered pursuant to this prospectus were issued in a private placement and are not being registered or offered hereunder.

The offering of K2 common stock pursuant to this prospectus is not being underwritten. The common stock may be sold by the selling security holders as set forth in the discussion entitled “Plan of Distribution.” K2 received $25,000,000 in proceeds at the closing of the sale of the 7.25% convertible subordinated debentures. Based on an exercise price of $11.92 per share, subject to certain adjustments, K2 will receive up to $6,250,001.68 upon the selling security holders’ complete exercise of the amended and restated June 4, 2003 stock purchase warrant. K2 will not receive any proceeds from the K2 common stock sold by the selling security holders.

This prospectus and the documents incorporated by reference provide a description of the common stock that the selling security holders may offer from time to time. Each time the selling security holders sell common stock, K2 will provide a supplement to this prospectus that contains specific information about the offering. Investors should read this prospectus and any applicable prospectus supplement carefully before investing in K2 common stock. This prospectus may not be used to consummate a sale of common stock unless accompanied by the applicable prospectus supplement.

K2’s common stock is traded on the New York Stock Exchange (symbol: KTO). On December 8, 2003, the last reported per share sale price of K2 common stock was $14.10.

Investing in K2 common stock involves a high degree of risk. See the “ Risk Factors” discussion beginning on page 2 to read about factors to consider in connection with purchasing K2 common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This date of this prospectus is December 9, 2003

ABOUT THIS PROSPECTUS

This prospectus forms a part of a registration statement K2 filed with the Securities and Exchange Commission, referred to as the SEC or the commission, covering the K2 common stock issuable from time to time to the selling security holders upon conversion of the amended and restated 7.25% convertible subordinated debentures due March 3, 2010, referred to as the debentures, and/or exercise of the amended and restated stock purchase warrant to purchase 524,329 shares of K2 common stock dated June 4, 2003 issued in connection with the debentures, referred as the warrant. All of the K2 common stock issued upon conversion of the debentures and/or exercise of the warrant, subject to certain conditions, may be offered and resold from time to time by the selling security holders converting or exercising such securities, pursuant to this prospectus.

This brief summary highlights selected information from this document. It does not contain all of the information that is important to potential investors. You should carefully read the entire document and the other documents referred to and incorporated by reference in this document. For a guide to where you can obtain more information on K2, see “Where You Can Find More Information; Incorporation of Documents by Reference.”

THE COMPANY

K2 is a premier, branded consumer products company with a portfolio of diversified sporting goods products and other recreational products. K2’s sporting goods include several name brand lines such as K2 and Olin alpine skis, K2 and Ride snowboards, boots and bindings, Morrow, 5150 and Liquid snowboards, Tubbs and Atlas snowshoes, K2 in-line skates, K2 mountain bikes and BMX bikes, Rawlings baseball and sports equipment, Worth softball and sports equipment, Shakespeare fishing rods and reels, Stearns personal flotation devices, outdoor water recreational products, rainwear and hunting accessories and K2 and Dana Design backpacks. K2’s other recreational products include Planet Earth apparel, Adio and Hawk skateboard shoes and Hilton corporate casuals. In addition, K2’s portfolio includes industrial products consisting primarily of Shakespeare monofilament line, which is used in weed trimmers, paper mills and as fishing line, and Shakespeare fiberglass marine antennas.

K2 has embarked upon an aggressive growth strategy to leverage its existing operations and to complement and diversify its product offerings within the sporting goods and recreational product industries. K2 intends to implement internal growth by continuing to improve operating efficiencies, extending product offerings with new product launches, and maximizing its extensive distribution channels. In addition, K2 is seeking strategic acquisitions of other sporting goods companies with well-established brands and complementary distribution channels. K2 believes that the growing influence of large format sporting goods retailers and retailer buying groups as well as the consolidation of certain sporting goods retailers worldwide is leading to a consolidation of sporting goods suppliers. K2 also believes that the most successful sporting goods suppliers will be those with greater financial and other resources, including those with the ability to produce or source high-quality, low cost products and deliver these products on a timely basis, to invest in product development projects, and to access distribution channels with a broad array of products and brands. In pursuing this growth strategy, K2 acquired Rawlings Sporting Goods Company, Inc. on March 26, 2003, Worth, Inc. on September 16, 2003 and certain assets and liabilities of Winter Quest LLC on October 17, 2003. Additionally, K2 entered into an Agreement on October 22, 2003 to acquire Brass Eagle Inc., the exchange offer for the shares of which closed on December 8, 2003 with K2 acquiring control. K2 expects the merger with Brass Eagle Inc. to close on or about December 10, 2003.

RISK FACTORS

Investing in K2 common stock involves risks. Potential investors in K2 common stock should carefully consider the following factors, in addition to the other risk factors incorporated by reference into this prospectus, and other information contained in this document. See “Where You Can Find More Information; Incorporation of Documents by Reference” for where you can find additional risk factors of K2 that are incorporated by reference into this prospectus.

K2’s strategic plan, involving growth through the acquisition of other companies, may not succeed.

K2’s strategic plan involves rapid growth through the acquisition of other companies. Such growth involves a number of risks, including:

•	the difficulties related to combining previously separate businesses into a single unit;

•	the substantial diversion of management’s attention from day-to-day operations;

•	the assumption of liabilities of an acquired business, including unforeseen liabilities;

•	the failure to realize anticipated benefits, such as cost savings and revenue enhancements;

•	the dilution of existing stockholders and convertible noteholders due to the issuance of equity securities, utilization of cash reserves, or incurrence of debt in order to fund the acquisitions;

•	the potentially substantial transaction costs associated with acquisitions; and

•	the difficulties related to assimilating the products, personnel and systems of an acquired business and to integrating distribution and other operational capabilities.

Current and future financings may place a significant debt burden on K2.

Borrowings under K2’s existing $205 million revolving credit facility and under its $20 million term loan, as well as potential future financings, may substantially increase K2’s current indebtedness. Among other things, such increased indebtedness could:

•	adversely affect K2’s ability to expand its business, market its products and make investments and capital expenditures;

•	adversely affect the cost and availability of funds from commercial lenders, debt financing transactions and other sources;

•	adversely affect the ability of K2 to pursue its acquisition strategy; and

•	create competitive disadvantages compared to other companies with lower debt levels.

K2 will be able to incur additional debt, which could result in a further increase of its leverage and thereby have an adverse effect on its ability to pay its obligations under its various credit facilities.

Despite its current and anticipated debt levels, K2 will still be able to incur substantially more debt. The terms of its $205 million revolving credit facility and related $20 million term loan and the debentures limit, but do not and will not prohibit, K2 from incurring additional debt. If K2 incurs additional debt, the related risks that K2 faces could intensify, resulting in an adverse effect on K2’s ability to pay its obligations under its various credit facilities.

K2 may be unable to redeem the debentures, repurchase its convertible senior notes or meet the demands of its $205 million revolving credit facility upon a change in control.

In some circumstances, a change in control could result from events beyond K2’s control. Upon the occurrence of a change in control, as defined in the related documents, the holders of the debentures or K2’s convertible senior notes may require K2 to redeem or repurchase the debentures or the convertible senior notes respectively, or K2’s $205 million revolving credit facility may be accelerated. K2 may not have the financial resources to redeem the debentures, to repurchase the convertible senior notes or to repay amounts owing under its revolving credit facility in the event of a change in control. Upon the occurrence of a change in control, as defined in the debentures, the holders may require K2 to redeem their debentures. The convertible senior notes provide that change in control events, as defined in the convertible senior notes, will constitute a default and could result in the holders of the convertible senior notes requiring K2 to repurchase their notes. K2’s revolving credit facility provides that change in control events, as defined in the credit facility, will constitute a default and could result in the acceleration of K2’s debt under that facility. Any debt agreements K2 enters into in the future may contain similar provisions.

The covenants governing K2’s present and future debt impose significant restrictions and the failure to comply with these covenants could result in the acceleration of a substantial portion of K2’s debt, which K2 may not be able to repay or refinance.

The terms of K2’s $205 million revolving credit facility and the debentures impose significant financial restrictions on K2. In addition, K2’s revolving credit facility requires K2 to meet certain financial tests. These restrictions may have a negative impact on K2’s business, results of operations and financial condition by significantly limiting or prohibiting K2 from engaging in a number of transactions, including:

•	incurring or guaranteeing additional debt;

•	making investments;

•	creating liens on K2’s assets;

•	transferring or selling assets currently held by K2; or

•	engaging in mergers or consolidations.

The failure to comply with any of these covenants would cause a default under K2’s revolving credit facility agreement, the debentures, the indenture for the convertible senior notes and other debt agreements. Furthermore, K2’s revolving credit facility requires K2 to maintain financial ratios which, if not maintained, will cause K2 to be in default under that agreement. Any such default, if not waived, could result in the acceleration of a substantial portion of K2’s debt, in which case such debt would become immediately due and payable. If this occurs, K2 may not be able to repay its debt or borrow sufficient funds to refinance it. Even if new financing were available, it may not be on terms that are acceptable to K2.

K2 faces intense competition and potential competition from companies with greater resources, and if it is unable to compete effectively with these companies, its business could be harmed.

The markets for sporting goods and recreational products in which K2 competes are generally highly competitive, especially as to product innovation, performance and styling, price, marketing and delivery. Competition regarding these products, other than active wear, consists of a relatively small number of large producers, some of whom have greater financial and other resources than K2. In addition, many of K2’s competitors offer sports and recreational equipment not currently sold by K2 and may be able to leverage these broader product offerings to adversely affect K2’s competitive market position. Further, there are no significant technological or capital barriers to entry into the markets for many sporting goods and recreational products. The sales of leisure products are also affected by changes in the economy and consumer tastes, and sporting goods and recreational products face competition from other leisure activities.

K2’s industrial products are, in most instances, subject to price competition, ranging from moderate in marine antennas and monofilament line to intense for commodity-type products. Many industrial competitors have greater financial and other resources than K2.

Purchasing decisions made by a small number of large format sporting goods retailers can have a significant impact on K2’s results.

Although the sporting goods manufacturing industry is highly fragmented, many of the retail customers that purchase sporting goods are highly concentrated. Large format sporting goods retailers are important to K2’s results of operations, and Walmart, Gart Sports/The Sports Authority and Target account for approximately 21% of K2’s annual sales on a pro forma basis, which included the sales of Rawlings from January 1, 2003 through the March 26, 2003 consummation of the merger with K2 and the sales of Worth from January 1, 2003 through the September 16, 2003 consummation of the acquisition of Worth by K2, for the nine months ended September 30, 2003. Due to their size, these retailers may demand better prices and terms from K2, and these demands may have an adverse impact on K2’s margins. In addition, if any of these large format sporting goods retailers were to decide to materially reduce the amounts or types of K2 products that they purchase, such decision would have a material adverse impact on K2’s business.

K2’s failure to keep pace with rapid change in marketing strategies, product design, styles and tastes could harm its business.

Consumer demand for recreational products is strongly influenced by matters of taste and style. K2 cannot assure you that K2 will successfully develop new products to address new or shifting consumer demand. An unexpected change in consumer tastes or product demand could seriously harm K2’s business. K2’s inability to timely and successfully respond to developments and changing styles could hurt its competitive position or render its products noncompetitive.

K2 cannot assure you that demand for its products will remain constant. The sales of leisure products are affected by changes in the economy and consumer tastes, both of which are difficult to predict. Continued adverse developments affecting economies throughout the world, including a general tightening of the availability of credit, increasing energy costs, declining consumer confidence and significant declines in the stock market could lead to a further reduction in discretionary spending for consumer products.

The weak financial conditions of some of K2’s customers may adversely impact K2’s business.

A large portion of K2’s sales are to sporting goods retailers. Many of K2’s smaller retailers and some larger retailers are not strongly capitalized. Adverse conditions in the sporting goods retail industry can adversely impact the ability of retailers to purchase K2 products, or could lead retailers to request credit terms that would adversely affect K2’s cash flow and involve significant risks of nonpayment.

K2’s financial results vary from quarter to quarter, which could hurt K2’s business and the market price of its stock.

Various factors affect K2’s quarterly operating results and some of them are not within K2’s control. They include, among others:

•	weather and snow conditions;

•	the timing and introduction of new products;

•	the mix of products sold;

•	the timing of significant orders from and shipments to customers;

•	product pricing and discounts;

•	the timing of its acquisitions of other companies and businesses; and

•	general economic conditions.

These and other factors are likely to cause financial results of K2 to fluctuate from quarter to quarter. If revenue or operating results fall short of the levels expected by public market analysts and investors, the trading price of K2 common stock could decline dramatically. Based on the foregoing, K2 believes that quarter-to-quarter comparisons of its results of operations may not be meaningful. Therefore, purchasers of the common stock should not view K2’s historical results of operations as reliable indications of its future performance.

K2’s business is highly seasonal.

K2’s business is highly seasonal. Historically, K2 and Rawlings have experienced seasonal swings in their businesses depending on their respective products. This seasonality impacts K2’s working capital requirements and hence overall financing needs. In addition, K2’s borrowing capacity under the revolving credit facility is impacted by the seasonal change in receivables.

K2 may not be able to attract or retain the management employees necessary to remain competitive in its industry; the loss of one or more of K2’s key personnel, including Mr. Richard J. Heckmann, Chairman and Chief Executive Officer of K2, could have a material adverse effect on K2’s business, financial condition, results of operations and prospects.

K2’s continued success depends on the retention, recruitment and continued contributions of K2’s key management, finance, marketing and staff personnel, many of whom would be difficult or impossible to replace. The competition for qualified personnel is intense. K2 cannot assure you that it will be able to retain its current personnel or recruit the key personnel it requires. Specifically, Mr. Richard J. Heckmann, K2’s Chairman and Chief Executive Officer, has been fundamental to developing K2’s growth strategy and without his services, K2’s implementation of its growth strategy might fail. In addition, K2 does not have employment agreements with most members of its senior management team. The loss of services of members of K2’s key personnel, including Mr. Heckmann, could have a material adverse effect on K2’s business, financial condition and results of operations.

Provisions in K2’s charter documents, Delaware law and K2’s rights plan may delay or prevent an acquisition of K2, which could decrease the value of its common stock.

Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless specific conditions are met. In addition, K2 has in place various types of protections which would make it difficult for a company or investor to buy K2 without the approval of K2’s board of directors, including a shareholder rights plan, a classified board of directors, provisions requiring advance notice of board nominations and other actions to be taken at stockholder meetings and super-majority voting requirements with respect to extraordinary actions.

International operations, unfavorable political developments and weak foreign economies may seriously harm K2’s financial condition.

K2’s business is dependent on international trade, both for sales of finished goods and low-cost manufacturing and sourcing of products. K2’s three principal markets are North America, Europe and Asia. K2’s revenues from international operations were approximately 24% of K2’s sales on a pro forma basis, which includes the sales of Rawlings from January 1, 2003 through the March 26, 2003 consummation of the merger with K2 and the sales of Worth from January 1, 2003 through the September 16, 2003 consummation of the acquisition of Worth by K2, for the nine months ended September 30, 2003. K2 expects that its revenues from international operations will continue to account for a significant portion of its total revenues. Any political developments adversely affecting trade with Europe or Asia could severely impact K2 results of operations. K2’s international operations are subject to a variety of risks, including:

•	recessions in foreign economies;

•	the adoption and expansion of trade restrictions;

•	limitations on repatriation of earnings;

•	reduced protection of intellectual property rights in some countries;

•	longer receivables collection periods and greater difficulty in collecting accounts receivable;

•	difficulties in managing foreign operations;

•	social, political and economic instability;

•	unexpected changes in regulatory requirements;

•	acts of war and terrorism;

•	ability to finance foreign operations;

•	changes in consumer tastes and trends;

•	tariffs and other trade barriers; and

•	U.S. government licensing requirements for export.

In addition, K2 will continue to outsource a number of its supply contracts to entities in foreign nations and will continue to be highly reliant on overseas manufacturing. Specifically, K2 maintains significant manufacturing capacity in China and Costa Rica. Political or economic developments adversely affecting the operation of these facilities could result in late deliveries, lower sales and earnings, and unanticipated costs.

Changes in currency exchange rates could affect K2’s revenues.

A significant portion of K2’s production and approximately 19% of K2’s sales, on a pro forma basis, which includes the sales of Rawlings from January 1, 2003 through the March 26, 2003 consummation of the merger with K2 and the sales of Worth from January 1, 2003 through the September 16, 2003 consummation of the acquisition of Worth by K2, for the nine months ended September 30, 2003, are denominated in foreign currencies and are subject to exchange rate fluctuation risk. Although K2 engages in some hedging activities to reduce foreign exchange transaction risk, changes in the exchange rates between the United States dollar and the currencies of Europe and Asia could made K2 products less competitive in foreign markets, and could reduce the sales and earnings represented by foreign currencies. Additionally, such fluctuation could result in an increase in cost of products sold in foreign markets reducing margins and earnings.

Acts of war or terrorism may have an adverse effect on K2’s business.

Acts of war or terrorism may have an adverse effect on the economy generally, and more specifically on K2’s business. Among various other risks, such occurrences have the potential to significantly decrease consumer spending on leisure products and activities, adversely impact K2’s ability to consummate future debt or equity financings and negatively affect K2’s ability to manufacture, source and deliver low-cost goods in a timely manner.

K2 is subject to and may incur liabilities under various environmental laws.

K2 is subject to federal, state, local and foreign laws and regulations that govern activities that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal of and exposure to hazardous substances. In that regard, K2 has been and could be subject to claims and inquiries related to alleged substances in K2’s products that may be subject to notice requirements or exposure limitations, particularly in California, which may result in fines and penalties. K2 is also subject to laws and regulations that impose liability for cost and damages resulting from past disposals or other releases of hazardous substances. For example, K2 may incur liability under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and similar laws, some of which impose strict, and in some cases, joint and several, liability for the cleanup of contamination resulting from past disposals of waste, including disposal at off-site locations. In addition, K2 has acquired pre-existing businesses, such as Rawlings, that have historical and ongoing operations, and K2 has limited information about the environmental condition of the properties of such companies. It is possible that soil and groundwater contamination may exist on these or other of K2’s properties resulting from current or former operations. K2 is currently aware of one matter involving off-site waste disposal liability in South Carolina and another matter involving soil contamination at a former facility in Michigan for which K2 has accrued approximately $1.5 million as of September 30, 2003. Although K2 is not aware of any issues arising under current environmental laws that would be reasonably likely to have a material adverse effect on K2’s business, financial condition or results of operations, K2 cannot assure you that such matters will not have such an impact.

The spread of Severe Acute Respiratory Syndrome may have a material adverse effect on K2’s manufacturing facilities in China and K2’s operations generally.

The Centers for Disease Control and World Health Organization are investigating a new disease called Severe Acute Respiratory Syndrome or SARS. The disease was first reported in November 2002 in the southern Chinese province of Guangdong, which is the province in which K2’s Chinese manufacturing facility is located, the city of Hanoi, Vietnam, and Hong Kong. SARS has since spread to other parts of the world, including, among other locations, Canada. The outbreak of SARS curtailed travel to and from certain countries for a period of time. SARS could have a material adverse impact on K2’s manufacturing facilities in China and sourcing infrastructure in Asia, and the significant spread of SARS beyond Asia could have an adverse impact on all of K2’s operations.

Unfavorable weather can adversely affect K2’s sales.

Sales of K2’s recreational products are strongly influenced by the weather. Poor snow conditions in the winter or summer conditions unfavorable to outdoor sports can adversely affect sales of important K2 products.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and other materials filed or to be filed by K2 with the SEC contains or may contain forward-looking statements concerning non-historical facts or matters that are subject to risks and uncertainties. K2 believes such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements represent expectations or beliefs of K2 concerning future events, many of which are outside K2’s control. They include, among other things, statements with respect to:

•	projections of future financial performance;

•	future sales and earnings;

•	pro forma financial statements;

•	marketing efforts and trends regarding:

•	team sports including baseball, basketball and football,

•	fishing tackle markets,

•	active watersports and outdoor products market,

•	extreme wheel sports including mountain bikes, in-line skates and skateboards, and

•	winter sports including skis and snowboards;

•	foreign exchange rate fluctuations;

•	expected levels of debt reduction;

•	retail inventory levels;

•	product acceptance and demand;

•	growth efforts, including by acquisition;

•	cost reduction efforts;

•	cost savings and economies of scales;

•	dependence on foreign manufacturing;

•	margin enhancement efforts;

•	product development efforts;

•	market positioning; and

•	future acquisitions, including the integration of these businesses, and dispositions.

These forward-looking statements may be preceded by, followed by or include the words “believes,’ “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “should,” “could,” “would” or similar expressions.

K2 cautions that these statements are further qualified by important factors, in addition to those under “Risk Factors” above and elsewhere in this prospectus and the documents which are incorporated by reference in this prospectus, that could cause actual results to differ significantly from those in the forward-looking statements, including, among other things:

•	economic conditions including consumer demand,

•	product demand,

•	competitive pricing and products, and

•	other risks described in K2’s filings with the SEC.

Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. The future results and stockholder values of K2 may differ significantly from those expressed in these forward-looking statements. Stockholders are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this prospectus, and in the case of documents incorporated by reference, as of the date of those documents. K2 does not undertake any obligation to update or release any revisions to any forward-looking statements, to report any new information, future event or other circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law. However, your attention is directed to any further disclosures made on related subjects in K2’s subsequent reports filed with the SEC on Forms 10-K, 10-Q and 8-K.

INDUSTRY DATA

In this prospectus, K2 relies on and refers to information regarding the sporting goods industry and K2’s market share in the sectors in which K2 competes. K2 obtained this information and these statistics from various third party sources and from K2’s own internal investigation and estimates. K2 believes that these sources and estimates are reliable, but K2 has not independently verified any of these sources or estimates.

DESCRIPTION OF SECURITIES

The K2 common stock covered by the registration statement of which this prospectus forms a part, and which may be offered from time to time pursuant to this prospectus, represent shares issuable upon conversion of the debentures and/or upon exercise of the warrant, issued by K2 in a private placement on February 14, 2003. Neither the debentures nor the warrant are being registered under this registration statement. The following description is a summary of the material provisions of K2’s common stock.

K2 COMMON STOCK

K2’s common stock is currently listed on the New York Stock Exchange (symbol: KTO). For the complete terms of K2’s common stock and related preferred stock purchase rights, please refer to the descriptions contained in K2’s Registration Statement on Form 8-A, filed on August 21, 1989, as amended, K2’s Registration Statement on Form 8-A, filed on August 9, 1999, as amended, and K2’s Registration Statement on Form S-4/A, filed on February 25, 2003, as amended, respectively, and incorporated herein by reference.

SELLING SECURITY HOLDERS

Upon conversion of the debentures and/or exercise of the warrant by the selling security holders, the common stock offered pursuant to this prospectus will be issued to the selling security holders, or their assignees, directly by K2. The selling security holders, all of whom are accredited investors as defined in Rule 501(a) of the Securities Act of 1933, acquired the debentures and the warrant in a private placement. K2 agreed to file this registration statement for the resale of the common stock underlying the debentures and the warrant. K2 agreed to bear all out-of-pocket expenses of this offering, other than underwriting discounts and commissions. The selling security holders may sell none, some, or all of the common stock offered by them as listed below.

The following table sets forth certain information with respect to the beneficial ownership of shares of K2 common stock by the selling security holders as of the date of this prospectus, the maximum number of shares of K2 common stock acquirable by the selling security holders pursuant to conversion of the debentures and/or exercise of the warrant and the number of shares which may be offered pursuant to this prospectus for the account of each of the selling security holders.

Selling Security holders	Beneficial Ownership Before the Offering (1)		Maximum Number of Shares Acquirable Upon Complete Conversion of the Amended and Restated Debentures (2)(3)	Maximum Number of Shares Acquirable Upon Complete Exercise of the Amended and Restated Warrant (3)(4)	Maximum Number of Shares Which May be Offered Pursuant to this Prospectus		Shares of Common Stock Included in this Prospectus (1)	Beneficial Ownership After the Offering (1)
k1 Ventures (Hong Kong) Limited	767,589	(5)	0	524,329	524,329	(4)	0	243,260
Sporting Goods Investment I, LP	1,048,657		1,048,657	0	1,048,657	(2)	0	0
Sporting Goods Investment II, LP	1,048,657		1,048,657	0	1,048,657	(2)	0	0

Total	2,864,903		2,097,314	524,329	2,621,643		0	243,260

(1)	At the time of filing the registration statement of which this prospectus forms a part, the selling security holders held no K2 common stock and had neither converted any portion of the debentures nor exercised any part of the warrant.
(2)	Because the number of shares of common stock issuable upon conversion of the debentures is dependent in part upon certain actions of K2 prior to a conversion, the actual number of shares of common stock that will be issued upon conversion may increase due to an adjustment to the conversion price; however, for the purposes of the table set forth above and based on the terms of the debentures, a conversion price of $11.92 is used, which assumes no such action has been taken by K2.
(3)	k1 Ventures (Hong Kong) Limited, Sporting Goods Investment I, LP and Sporting Goods Investment II, LP are affiliates of each other. Under the terms of the debentures and the warrant, the debentures are convertible, and the warrant is exercisable, by the holders only to the extent that the number of shares of common stock issuable pursuant to the specific conversion or exercise of such securities, together with the number of shares of common stock owned by the holders and their affiliates and the unexercised portion of the stock purchase warrant dated June 4, 2003 to purchase 243,260 shares of K2 common stock, but not including shares of common stock underlying unconverted portions of the debentures or unexercised portions of the warrant, would not exceed 9.9% of the then outstanding K2 common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934. Accordingly, the number of shares of common stock set forth in the table collectively exceeds the number of shares of common stock that the selling security holders collectively could beneficially own at any given time through the ownership of the debentures and the warrant. In that regard, the beneficial ownership of the common stock by k1 Ventures (Hong Kong) Limited and its affiliates set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(4)	Because the number of shares of common stock issuable upon exercise of the warrant is dependent in part upon certain actions of K2 prior to the exercise, the actual number of shares of common stock that will be issued upon exercise may increase due to an adjustment to the exercise price; however, for the purposes of the table set forth above and based on the terms of the warrant, an exercise price of $11.92 is used, which assumes no such action has been taken by K2.

(5)	k1 Ventures (Hong Kong) Limited also holds a stock purchase warrant, dated June 4, 2003, pursuant to which it may purchase 243,260 shares of K2 common stock subject to certain restrictions. The K2 common stock issuable upon exercise of the stock purchase warrant dated June 4, 2003 was registered under a separate registration statement on Form S-3 (File No. 333-107631) and is not being registered under this registration statement.

Ambassador Steven J. Green, who is Chairman and CEO of k1 Ventures Limited, which controls k1 Ventures (Hong Kong) Limited, is also currently a member of K2’s Board of Directors.

PLAN OF DISTRIBUTION

The selling security holders and any of their donees, pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of K2 common stock offered by this prospectus; however, there is no assurance that the selling security holders will sell any or all of their common stock. The underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on the New York Stock Exchange;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction. The selling security holders may also enter into hedging transactions with broker-dealers in connection with the sales of the underlying common stock. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling security holders may sell short the underlying common stock to close out short positions, or loan or pledge the underlying common stock to broker-dealers that, in turn, may sell the underlying common stock.

Brokers, dealers, underwriters or agents participating in the distribution of the underlying common stock may receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the selling security holders and/or the purchasers of the common stock for whom such broker or dealer may act as agent or to whom they may sell as principal, or both. The compensation as to a particular broker or dealer may be in excess of customary commissions. In connection with the sales, the brokers or dealers or other participating brokers or dealers and the selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Except for customary selling commissions in ordinary transactions, any such underwriter or agent will be identified, and any compensation paid to such persons will be described in a prospectus supplement. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

The selling security holders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the security holders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares of common stock.

K2 has agreed to indemnify the selling security holders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the selling security holders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

USE OF PROCEEDS

The proceeds from the sale of the K2 common stock offered by this prospectus will be received directly by the selling security holders. K2 will not receive any proceeds from the sale of the common stock offered by the selling security holders pursuant to this prospectus. K2 will receive proceeds if the warrant is exercised to purchase shares of K2 common stock. If the warrant is exercised completely, subject to certain adjustments, K2 would receive gross proceeds of $6,250,001.68. Any proceeds received upon the selling security holders exercising the warrant will be used as working capital or for general corporate purposes. The $25,000,000 received as consideration for the debentures was used to pay down a portion of K2’s then outstanding 8.89% and 9.01% senior notes due November 30, 2004 and December 1, 2009, respectively.

LEGAL MATTERS

The legality of the common stock offered by this prospectus will be passed upon for K2 by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements and schedule of K2 and subsidiaries at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 incorporated by reference in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report which is incorporated by reference in this prospectus and registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Brass Eagle Inc. and its subsidiaries as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 have been incorporated by reference herein (to Annexes D and E of K2’s Registration Statement on Form S-4 filed on November 4, 2003, as amended on November 28, 2003) in reliance upon the report of Crowe Chizek and Company LLC, independent accountants, which is incorporated by reference herein and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Rawlings Sporting Goods Company, Inc. and its subsidiaries as of August 31, 2002, and for the year ended August 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, as set forth in their report, which is incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

Although Rawlings dismissed Arthur Andersen LLP as its independent public accountants effective June 13, 2002 and engaged KPMG LLP, the consolidated financial statements of Rawlings at August 31, 2001 and for each of the two years in the period ended August 31, 2001 incorporated by reference herein have been audited by Arthur Andersen LLP. We have not sought the written consent of Arthur Andersen LLP to our naming it as an expert and incorporating by reference herein its audit report for the financial statements of Rawlings at August 31, 2001 and for each of the two years in the period ended August 31, 2001. The requirement to obtain such consent has been dispensed with in reliance on Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference herein of its report, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

WHERE YOU CAN FIND MORE INFORMATION;

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows K2 to “incorporate by reference” information into this prospectus, which means that K2 can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information that is superseded by information that is included directly in this document. However, as allowed by SEC rules, this prospectus does not contain all the information you can find in the K2 registration statement or the exhibits to the registration statement. This prospectus incorporates by reference the documents set forth below that K2 previously filed with the SEC, excluding information deemed furnished (but not filed) pursuant to Item 9 or Item 12 of Form 8-K. These documents contain important information about K2 and its financial condition.

K2 SEC Filings (File No. 001-04290)	Period
Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003
Current Reports on Form 8-K	Filed on February 24, 2003, March 13, 2003, April 1, 2003, May 28, 2003 (Item 7), June 5, 2003, June 5, 2003, October 1, 2003, October 23, 2003 (Item 5 and Item 7), October 29, 2003 and November 4, 2003
Current Report on Form 8-K/A	Filed on December 2, 2003
Registration Statements on Form 8-A	Filed on August 21, 1989 and August 9, 1999
Registration Statement on Form 8-A/A	Filed on January 23, 1998
Registration Statements on Form S-4
Rawlings Sporting Goods Company, Inc.	Filed January 17, 2003; Amendment No. 1 filed February 25, 2003
Brass Eagle Inc.	Filed November 4, 2003; Amendment No. 1 filed November 28, 2003

All additional documents that K2 may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering of common stock, shall also be deemed to be incorporated by reference.

References herein to “this prospectus” are intended to include the documents incorporated by reference, which are an integral part of this prospectus. You should obtain and review carefully copies of the documents incorporated by reference. Any statement contained in the documents incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Information that K2 later file with the Commission before the termination of this offering of notes will automatically modify and supersede the information previously incorporated by reference and the information in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, K2 will provide any person, including beneficial owners, to whom a copy of this prospectus is delivered, a copy of any documents incorporated by reference in this prospectus but not delivered along with this prospectus free of charge, excluding all exhibits, unless K2 specifically incorporated by reference an exhibit in this prospectus. Any such requests should be addressed to:

K2 Inc.

Attention: Investor Relations

2051 Palomar Airport Road Carlsbad, California 92009

Telephone: (760) 494-1000

Facsimile: (760) 494-1099

K2 files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or information that K2 files at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. K2’s SEC filings are available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at “www.sec.gov.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

Other than underwriting discounts and commissions, the Registrant will pay all expenses related to the private placement and issuance and distribution of the securities registered hereby. The following table sets forth the estimated fees and expenses payable by the Registrant in connection with the issuance and distribution of the securities registered hereby:

SEC Registration fee	$2,612.53
Printing, duplicating and engraving expenses	$10,000
Legal fees and expenses	$150,000	*
Accounting fees and expenses	$10,000
Miscellaneous	$760,000

Total	$932,612.53	*

*	Estimate

Item 15.    Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, as amended, allows a corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (a) breached his/her duty of loyalty to the corporation or its stockholders, (b) acted not in good faith or in knowing violation of a law, (c) authorized the payment of a dividend or approved a stock repurchase in violation of Delaware General Corporation Law or (d) obtained an improper personal benefit from a transaction.

Section 145 of the Delaware General Corporate Law permits a corporation to indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending or completed third party proceeding, other than an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify any of its directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that the corporation shall not indemnify such person if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The rights granted under this section of the Delaware General Corporate Law are not exclusive of any other rights to which such person is entitled. The corporation may purchase and maintain insurance on behalf of such persons against any liability asserted against or incurred by such persons in any capacity as or arising out of such persons’ status as an director, officer, employee or agent of the corporation.

Section 174 of the Delaware General Corporation Law provides, among other things, that all directors who willfully or negligently approve an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for the full amount paid out in connection with these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts. Any director against whom a claim is successfully asserted may recover contribution from any other directors who voted or concurred in the unlawful action.

Article 17 of the Registrant’s Restated Certificate of Incorporation, as amended, includes a provision eliminating the personal liability of its officers and directors for monetary damages for breach of fiduciary duty as a director to the fullest extent authorized by, and subject to the limitations expressed in Delaware law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, Article 18 of the Restated Certificate provides that: (a) the Registrant is required to indemnify its directors, officers and persons serving at the request of the Registrant as a director, officer, employee or agent of another corporation or business entity, to the fullest extent permitted by Delaware law; (b) the Registrant may indemnify employees and agents of the Registrant with the same scope and effect as the indemnification provided to officers and directors; (c) the Registrant will advance amounts as required by law after the director or officer delivers to the Registrant an undertaking to repay all amounts advanced if it is determined that the director or officer is not entitled to indemnification; (d) the director or officer may bring suit against the Registrant to recover an amount if the director or officer was successful in whole or in part and the Registrant has not paid the director or officer within thirty days of receipt of the director or officer’s claim for payment; (e) the rights conferred in the Restated Certificate are not exclusive of any other right which the director or officer may have, or thereafter acquire under any statute, provision of the Restated Certificate, bylaw, agreement or otherwise; and (f) the Registrant may maintain director and officer liability insurance at its own expense.

Item 16.    Exhibits.

See Exhibit Index attached hereto and incorporated by reference.

Item 17.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on December 9, 2003.

K2 INC.

By:	/s/ RICHARD J. HECKMANN
Richard J. Heckmann Chief Executive Officer, Director and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ RICHARD J. HECKMANN Richard J. Heckmann	Chief Executive Officer, Director and Chairman of the Board (Principal Executive Officer)	December 9, 2003

/s/ JOHN J. RANGEL John J. Rangel	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 9, 2003

/s/ JOHN J. RANGEL John J. Rangel	Attorney-in-Fact signing on behalf of the following directors: Jerry E. Goldress, Wilford D. Godbold, Jr., Stewart M. Kasen, Alfred E. Osborne, Jr. and Dan Quayle	December 9, 2003

EXHIBIT INDEX

Exhibit Number	Description
4.1

Rights Agreement dated as of July 1, 1999 between K2 Inc. and Harris Trust Company of California, as Rights Agent, which includes thereto the Form of Rights Certificate to be distributed to holders of Rights after the Distribution, filed as Item 2, Exhibit 1 to Form 8-A filed August 9, 1999, and incorporated herein by reference.

4.2

Form of Convertible Subordinated Debenture—Exhibit A to the Securities Purchase Agreement, filed on February 24, 2003 as Exhibit 4.2 to the Current Report on Form 8-K of K2 Inc., and incorporated herein by reference.

4.3

Form of Stock Purchase Warrant—Exhibit B to the Securities Purchase Agreement, filed on February 24, 2003 as Exhibit 4.3 to the Current Report on Form 8-K of K2 Inc., and incorporated herein by reference.

4.4

Form of Amended and Restated Convertible Subordinated Debenture issued to Sporting Goods Investment I, LP dated June 4, 2003, filed on June 5, 2003 as Exhibit 4.1 to the Current Report on Form 8-K of K2 Inc., and incorporated herein by reference.

4.5

Form of Amended and Restated Convertible Subordinated Debenture issued to Sporting Goods Investment II, LP dated June 4, 2003, filed on June 5, 2003 as Exhibit 4.2 to the Current Report on Form 8-K of K2 Inc., and incorporated herein by reference.

4.6	Form of Amended and Restated Stock Purchase Warrant dated June 4, 2003, filed on June 5, 2003 as Exhibit 4.3 to the Current Report on Form 8-K of K2 Inc., and incorporated herein by reference.

4.7	Form of Stock Purchase Warrant dated June 4, 2003, filed on June 5, 2003 as Exhibit 4.4 to the Current Report on Form 8-K of K2 Inc., and incorporated herein by reference.

5.1	Opinion of Gibson, Dunn & Crutcher LLP, filed on April 14, 2003 as Exhibit 5.1 to the Registration Statement on Form S-3 of K2 Inc., and incorporated herein by reference.

10.1

Securities Purchase Agreement dated as of November     , 2002, among K2 Inc. and the parties set forth on the signature pages thereto, filed on February 24, 2003 as Exhibit 4.1 to the Current Report on Form 8-K of K2 Inc., and incorporated herein by reference.

10.2

Registration Rights Agreement—Exhibit C to the Securities Purchase Agreement, filed on February 24, 2003 as Exhibit 4.4 to the Current Report on Form 8-K of K2 Inc., and incorporated herein by reference.

10.3	Form of Amendment to Registration Rights Agreement dated June 4, 2003, filed on June 5, 2003 as Exhibit 4.5 to the Current Report on Form 8-K of K2 Inc., and incorporated herein by reference.

10.4

Form of First Amendment to Credit Agreement dated may 27, 2003, among K2 Inc., Bank One, NA and the parties named therein, filed on June 5, 2003 as Exhibit 10.1 to the Current Report on Form 8-K of K2 Inc., and incorporated herein by reference.

23.1

Consent of Gibson, Dunn & Crutcher LLP (Included in the Opinion of Gibson, Dunn & Crutcher LLP, filed on April 14, 2003 as Exhibit 5.1 to the Registration Statement on Form S-3 of K2 Inc., and incorporated herein by reference).

23.2#	Consent of Ernst & Young LLP.

23.3#	Consent of KPMG LLP.

23.4#	Consent of Crowe Chizek and Company LLC.

23.5#	Acknowledgement of Crowe Chizek and Company LLC.

24.1	Powers of Attorney (Included on signature page of the Registration Statement on Form S-3 of K2 Inc. filed April 14, 2003).

#	Filed herewith.